Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon	Vanessa Lehr/Annie Leschin
Vice-President & CFO	Investor Relations
Qualstar Corporation	StreetSmart Investor Relations
(805) 583-7744	(415) 775-1788
nicki.andalon@qualstar.com

QUALSTAR APPOINTS ALLEN ALLEY TO BOARD OF DIRECTORS

SIMI VALLEY, Calif., January 11, 2013 — Qualstar® Corporation (NASDAQ: QBAK) a manufacturer of data storage solutions and high-efficiency power supplies, today announced the appointment of Allen Alley to its board of directors effective immediately. Mr. Alley has over 30 years of experience with private and public companies. From engineering roles at Ford, Boeing and Computer Aided Design (CAD), to founding and leading Pixelworks, a semiconductor company for plasma and LCDs which he successfully took public, to serving as a general partner at Battery Ventures, and running for Governor for the state of Oregon, Alley’s background is truly unique. Currently he serves on the board of two private software companies and the Technology Association of Oregon..

"We are very fortunate to welcome such a talented and seasoned executive to Qualstar’s board of directors," said Larry Firestone, President and CEO. "Allen’s many years of operating and board experience with small and large companies will be extremely valuable to Qualstar as we restructure the company and position it for sustainable growth and profitability and return value to our shareholders."

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.